Exhibit 10.3

3560 Bassett Street, Santa Clara, CA 95054-2704	www.intevac.com	T 408 496 2220	F 408 654 9869

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (hereinafter referred to as “Agreement”), dated May 18, 2022 (the “Effective Date”), is made by and between Intevac Inc., having a place of business at 3560 Bassett Street, Santa Clara, California 95054-2704 (hereinafter referred to as “Intevac”), and Mark Popovich (hereinafter referred to as “Consultant”). Intevac desires the services of Consultant as an independent consultant, and Consultant desires to perform such services. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Statement of Work

Commencing on the Effective Date, Consultant shall perform the services, as defined below, for Intevac or as specifically directed by the authorized representative(s) of Intevac, and shall at all times act as an independent contractor and not as an employee or partner of Intevac.

The Consultant will provide all reasonable and necessary services as the Director of Marketing for Intevac Inc. Consultant will commence providing services on May 23, 2022, and will continue to provide such services through December 31, 2022, at which time this Agreement will expire.

2.	Payment

In consideration for such services, and subject to the terms and conditions of this Agreement, Intevac will pay Consultant $3,125.00 (three-thousand one-hundred and twenty-five dollars) per week for consulting services furnished by the Consultant under this Agreement, and will reimburse Consultant for expenses as described herein. The maximum total amount of fees payable under this Agreement is $100,000. Consultant shall invoice Intevac on a monthly basis for all work performed and expenses incurred under this Agreement. Consultant’s monthly invoice shall contain a written summary of all work performed in that month. All invoices should be addressed to the attention of Accounts Payable.

All Invoices submitted by Consultant for services and expenses shall be in the form prescribed by Intevac and shall be subject to approval by responsible technical and accounting personnel of Intevac prior to payment. The invoices are to be supported by a written summary of the work actually performed and the time expended thereon by the Consultant during such month. Intevac will review each monthly invoice submitted and reserves the right to reject any invoice that does not adequately describe the service provided by Consultant. Intevac will issue payments within thirty (30) days from actual receipt of Consultant’s invoice by Intevac.

Intevac will reimburse Consultant for all reasonable authorized expenses incurred by Consultant. The maximum total amount of reimbursable expenses payable under this Agreement is $10,000. Intevac will only reimburse expenses incurred for services rendered under this agreement that are accompanied by itemized statements and include copies of actual bills, receipts, invoices or other evidence of expenses. Consultant shall not incur any expense on behalf of Intevac except upon the prior written approval of Intevac.

Consultant shall not be reimbursed for time spent during travel for services rendered under this Agreement, except to the extent that work is actually performed during travel periods. Consultant shall comply with Intevac’s travel policies except as otherwise agreed by Intevac in writing. Consultant shall permit audit of Consultant’s compliance with the terms of this Agreement by Intevac’s internal audit staff or such other representative(s) as Intevac shall designate. Any consulting work and related expenses that are not in accord with applicable laws, regulations, Intevac standards of Conduct, and other terms of this Agreement, will not be reimbursed.

Intevac’s sole liability to Consultant shall be the consultation fees and approved expenses as expressly set forth in this Agreement. Intevac makes no representations as to the scope or cost of Consultant’s services, other than as set forth in this Agreement, and shall have no liability whatsoever for any costs in excess of the amounts as authorized by this Agreement.

3.	Inventions and Data Developed under This Agreement

The term “Invention” as used in this Agreement means any invention, discovery, improvement, design, idea or suggestion, whether or not patentable, conceived and/or first actually reduced to practice by Consultant, its employees, agents or subcontractors, alone or jointly with others, in the course of or as a result of any work for Intevac.

The term “Data” as used in this Agreement means any writings, sound recordings, pictorial reproductions, drawings, or other graphic representations, and works of any similar nature, whether or not copyrightable, which are prepared by Consultant, its employees, agents or subcontractors, alone or jointly with others, in the course of or as a result of any work for Intevac. Without further consideration, all Inventions and Data developed by Consultant under this Agreement, are and shall remain the property of Intevac, its successors or assigns, or its nominees, whether or not Intevac obtains patent or copyright protection thereon, and regardless of whether such Invention or Data was developed solely by Consultant.

Consultant shall, without further consideration, promptly disclose all Inventions and Data to Intevac or its nominees. Consultant shall assist Intevac and its nominees to procure and/or maintain patents, copyrights and trade secrets throughout the world on said Inventions and Data, and to record the existence of the right, title and interest to said Inventions and Data in Intevac, its successors or assigns, or its nominees at Intevac’s expense, in every proper way, including signing papers.

Intevac shall have the sole right to any Consultant Inventions or Data developed under this Agreement, including the right to own or use any such developments, inclusions or recommendations in Intevac products without restriction and without further compensation to Consultant for such use or ownership. These rights to use and own shall extend to any Inventions or Data developed under this Agreement by Consultant’s employees, agents and subcontractors.

4.	Confidential Treatment Information

Consultant, its employees, agents and subcontractors shall not, either during or after the term of this Agreement, directly or indirectly publish or disclose to any third party any information (including but not limited to subject inventions or subject data) pertaining in any way to the business of Intevac, its customers or suppliers which is developed, acquired or derived from association with Intevac, unless Intevac gives written authorization to do so. Such information shall not be used apart from Intevac business without the written approval of Intevac. The prohibition against disclosure to others shall not apply to information after it is clearly disclosed to the public by Intevac in writing.

Drawings, sketches and any other tangible material made or obtained by Consultant, its employees, agents or subcontractors at or for Intevac shall be promptly turned over to Intevac, and shall not be removed from Intevac’s premises without written permission of Intevac. If written permission is given to remove any such material, the material shall be promptly returned to Intevac upon completion of the work for Intevac or at any earlier time requested by Intevac.

5.	Term and Termination

This Agreement shall expire on December 31, 2022. Notwithstanding the foregoing, Intevac may terminate this Agreement without cause at any time for any reason by providing written notice thereof to Consultant.

Intevac may immediately suspend or terminate performance under this Agreement if, in its sole judgment, it believes that Consultant may have, i) engaged in any illegal or unethical conduct, ii) engaged in any activity, employment or business arrangement which conflicts with the Consultant’s obligations hereunder, or with the interests of Intevac, or iii) materially breached any other of its obligations under this Agreement.

Consultant may terminate this Agreement upon providing written notice to Intevac.

The obligations contained in this Agreement shall continue after termination or expiration. Intevac’s sole obligation after termination, however, shall be to pay earned and unpaid consultation fees, and approved expenses as shall be due and owing for lawful consulting services requested by Intevac and rendered prior to such termination.

6.	Conflicts of Interest

During the term of this Agreement, Consultant shall not perform any work which might constitute a conflict of interest. Consultant represents and warrants that Consultant has disclosed in writing to Intevac all other clients and any work which may represent a conflict of interest with respect to the work to be performed for Intevac under this Agreement. Consultant shall during the term hereof advise Intevac prior to entering into any agreement with any other entity or performing any other work which may result in such a conflict of interest, and further shall during the term hereof not enter into any such agreement or perform any other such work without the prior written approval of Intevac’s Director of Contracts.

7.	Information Provided

With reference to any information provided by Consultant to Intevac, Consultant warrants the following: i) Consultant has the lawful right to transfer such information to Intevac, without breach of any law, regulation, contract obligation, or duty of employment, and that Intevac may use such information without incurring any liability or obligation to any other person or entity, and ii) that any information provided to Intevac which may have been obtained directly by Consultant or from any other person or entity was properly obtained and not in violation of any law, regulation, contract obligation, or duty of employment. Consultant shall indemnify, defend, and hold harmless Intevac and its employees, officers and directors from any damages and claims arising out of or related to any breach by Consultant of any of the foregoing representations and warranties. However, Consultant shall have no liability as aforesaid for any information disclosed to Intevac as to which Consultant has made a full and complete written disclosure to, and obtained prior written approval for such disclosure from, Intevac’s Director of Contracts and/or Chief Financial Officer of the circumstances regarding Consultant’s acquisition of such information.

8.	Conformance with Applicable Laws

Consultant represents and warrants that Consultant is familiar with and will continue to be familiar with all current laws and regulations relating to gratuities, bribery, kickbacks, conflicts of interest, classified information and lobbying activity (as that term is generally defined in the Federal Regulation of Lobbying Act, 2 USC 261, et seq.). Consultant represents and warrants that no principal or relative of any principal of Consultant is a U.S. Government official other than as expressly disclosed in writing by

Consultant prior to the effective date of this Agreement. By executing this Agreement, Consultant represents that no U.S. Government official has or owns any beneficial interest in Consultant, nor in any of compensation that will be paid to Consultant by Intevac, under this Agreement.

Consultant shall strictly comply with all applicable statutes and regulations in the conduct of Consultant’s work for Intevac, and shall indemnify, defend, and hold harmless Intevac from any failure to do so.

PROHIBITED DISCRIMINATION. Only if applicable, Executive Order 11246, 29 C.F.R. Part 471, Appendix A to Subpart A, and 41 C.F.R. Parts 60-1.4, 60-1.7, 60-4.3 are incorporated. This contractor and subcontractor shall abide by the requirements of 41 CFR 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified protected veterans and against qualified individuals on the basis of disability, and require affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans and qualified individuals with disabilities

9.	Export Law Compliance

Consultant represents and warrants that, except as allowed under applicable U.S. Government export laws and regulations, no technical data, hardware, software, technology, or other information furnished to it hereunder shall be disclosed to any foreign person, firm, or country, including foreign persons employed by or associated with Consultant. Furthermore, Consultant shall not allow any re-export of any technical data, hardware, software, technology, or other information furnished, without first complying with all applicable U.S. Government export laws and regulations. Prior to exporting any technical data, hardware, software, technology, or other information furnished hereunder, Consultant shall obtain the advance written approval of Intevac. Consultant shall indemnify and hold Intevac harmless for all claims, demands, damages, costs, fines, penalties, attorney’s fees, and all other expenses arising from Consultant not complying with this clause or U.S. Government export laws and regulations.

10.	Standards of Conduct

Consultant has read, understands, and shall comply, with Intevac’s Standards of Conduct, which can be accessed on Intevac’s website at https://www.intevac.com under Terms and Conditions.. Consultant shall report to Intevac all contacts with U.S. Government employees and officials during which Intevac matters are discussed.

11.	Reporting of Violations

Consultant shall report to Intevac any request made by an Intevac employee to obtain any information or perform any other act under this Agreement in a manner which would violate any i) applicable law or regulation, ii) contract obligation or duty of employment, or iii) Intevac Standards of Conduct. Consultant is requested similarly to report to Intevac’s Human Resources Manager any observed violation of law or regulation by Intevac personnel. All such reports will be handled on a confidential basis and may be made anonymously, if desired.

12.	Miscellaneous

No employee, agent or subcontractor of Consultant, who is not made a party to this Agreement or Non-Disclosure Agreement with Intevac, shall be permitted to have access to the premises, data, documents, property, or personnel of Intevac.

If, in connection with this Agreement, Consultant performs services for any subsidiary or affiliate of Intevac or has access to the premises, data, property, or personnel of any subsidiary or affiliate of Intevac, the term “Intevac” as used herein shall include each such subsidiary or affiliate of Intevac.

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior representations, warranties, understandings, and agreements, written and oral. It may not be modified except by written agreement executed by the parties hereto. Consultant waives any and all provisions of law construing agreements against the drafting party.

No waiver of any term or provision of this Agreement shall imply a subsequent waiver of the same or any other provision hereof, nor shall it constitute a continuing waiver.

This Agreement shall be construed in accordance with and governed by the law of the State of California, without reference to the rules of conflict of law.

In the event any term or provision hereof is held to be invalid or unenforceable by final judgment of any court of competent jurisdiction, such term or provision shall there upon be severed from this Agreement and the remainder of the terms and provisions hereof shall remain in full force and effect.

BY EXECUTION HEREOF CONSULTANT ACKNOWLEDGES THAT CONSULTANT HAS FULLY READ AND UNDERSTOOD THIS AGREEMENT INCLUDING THE INTEVAC’S STANDARDS OF CONDUCT AND AGREES TO ADHERE STRICTLY TO THE TERMS AND CONDITIONS CONTAINED THEREIN. CONSULTANT FURTHER ACKNOWLEDGES THAT THIS AGREEMENT REQUIRES STRICT COMPLIANCE WITH ALL APPLICABLE LAWS AND REGULATIONS AS WELL AS THE AVOIDANCE OF CONFLICTS OF INTEREST RELATING TO THE WORK TO BE PERFORMED.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CONSULTANT		INTEVAC, INC.
By	/s/ Mark P. Popovich	By	/s/ Albert Zecher
	(Signature)		(Signature)

Name	Mark P. Popovich	Name	Albert Zecher

Citizenship	U.S.	Title	Corporate Contracts

Date	05/24/2022	Date	05/25/2022